Exhibit 3
                                                                       ---------



                                  July 30, 2007


Mast Acquisition Ltd.
c/o Bear Stearns Merchant Banking
383 Madison Ave.
New York, NY 10179
Attn: Theodore B. Young

        RE: SECURITIES PURCHASE AGREEMENT

        Reference is made to (i) the Securities Purchase Agreement (the "SPA"), dated as of the date hereof, by and among Mast Acquisition Ltd. (the "Purchaser"), Navalmar Transportes Maritimos LDA, an affiliate of Enrico Bogazzi ("EB"), and Weco-Rederi Holding A/S ("Weco"), an affiliate of Johan Wedell-Wedellsborg ("JWW"), pursuant to which Purchaser will acquire approximately 53.4% of the outstanding capital shares ("Majority Shares") of MC Shipping Inc. (the "Company"), and (ii) the Merger Agreement (the "Merger Agreement"), dated as of the date hereof, by and among Purchaser, Mast Merger Sub Corp. ("Merger Sub") and the Company. Capitalized terms used herein but not otherwise defined shall have the meaning ascribed to such terms in the Merger Agreement.

        Purchaser understands that 583,333 shares of the Majority Shares held by Weco in physical form (the "Physical Shares") may not be available for delivery to Purchaser on July 30, 2007, the anticipated closing date of the SPA. Furthermore, in addition to the Majority Shares being sold pursuant to the SPA, each of EB and JWW (together with EB and Weco, the "Owners") owns 909 shares of common stock of the Company in his capacity as director of the Company ( together with the Physical Shares, the "Owner Shares"). In order to induce Purchaser to enter into the SPA, each Owner hereby agrees to be bound by the terms of this letter agreement (this "Letter Agreement") with respect to the Owner Shares owned by such Owner.

        1. Each Owner hereby agrees to vote (or cause to be voted) the Owner Shares it beneficially owns, or execute (or cause to be executed) a written consent in respect thereof, (i) for approval and adoption of the Merger Agreement (as amended from time to time) and the transactions contemplated by the Merger Agreement, as applicable, at any meeting or meetings of the shareholders of the Company at which the Merger Agreement or the transactions contemplated thereunder are submitted for the vote of the shareholders of the Company or in any written consent in respect thereof, (ii) for approval and adoption of any Superior Proposal (as defined in the Merger Agreement) that Purchaser is required to support pursuant to the terms of Section 4.2(g) of the Merger Agreement, and against any other Superior Proposal that Purchaser is not required to support without regard to any recommendation of the board of directors of the Company to shareholders concerning such Superior Proposal, and in either case without regard to the terms of such Superior Proposal), and
                (iii) against any agreement, amendment of any agreement (including the Company's Certificate of Incorporation or By-Laws or other governing documents), or any other action that is intended or could reasonably be expected to prevent, impede, interfere with, delay or postpone the transactions contemplated by the Merger Agreement, other than those specifically contemplated by this Agreement or the

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                Merger Agreement or for which Purchaser shall have expressly consented. Any such vote shall be cast (or cause to be cast) or consent shall be given (or caused to be given) by each Owner in accordance with the procedures relating thereto so as to ensure that such vote or consent is duly counted, including for purposes of determining that a quorum is present and for the purposes of recording such vote (or consent).

        2. Each Owner hereby agrees that, without the prior written consent of Purchaser, it shall not (and shall not permit its affiliates to), directly or indirectly, sell, offer to sell, give, pledge, encumber, assign, grant any option for the sale of or otherwise transfer or dispose of, or enter into any agreement, arrangement or understanding to sell or transfer, any Owner Shares that it beneficially owns, other than in connection with the Merger Agreement or the SPA.

        3. Each Owner hereby irrevocably appoints Purchaser or its designee as its agent, attorney and proxy, to vote (or cause to be voted) the Owner Shares beneficially owned by it in accordance with paragraph 1 hereof. This proxy is irrevocable and coupled with an interest and is granted in consideration of the Company, Purchaser and Merger Sub entering into the Merger Agreement. This proxy shall be effective in the event that an Owner fails for any reason to vote the Owner Shares in accordance with the requirements of paragraph 1 hereof, in which case the proxyholder shall have the right to vote the Owner Shares in accordance with the provisions of the first sentence of this paragraph 3. The vote of the proxyholder shall control in any conflict between the vote by the proxyholder of the Owner Shares and a vote by such Owner of the Owner Shares with respect to the matters set forth in paragraph 1 hereof.

        This Letter Agreement shall be governed by and construed and interpreted in accordance with laws of the State of New York, without giving effect to any conflicts of law rule or principle that might require the application of the laws of another jurisdiction. This waiver supersedes any communications (written, oral or otherwise) related to the subject matter hereto. Upon delivery of the Physical Shares to the Purchaser, together with the stock powers and signature guarantee as required by the Company's transfer agent, in accordance with the terms of the SPA, this Letter Agreement shall automatically terminate and cease to have any force or effect with respect to the Physical Shares.

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                                   Respectfully,


                                     /s/  Enrico Bogazzi
                                   ---------------------------------------------
                                   Enrico Bogazzi


                                     /s/  Johan Wedell-Wedellsborg
                                   ---------------------------------------------
                                   Johan Wedell-Wedellsborg


                                   Weco-Rederi Holding A/S


                                     /s/  Johan Wedell-Wedellsborg
                                   ---------------------------------------------
                                   By:     Johan Wedell-Wedellsborg
                                   Title:  Chief Executive Officer



ACCEPTED AND AGREED
as of the date first above written:

Mast Acquisition Ltd.

  /s/  Theodore B. Young
-----------------------------------
By:     Theodore B. Young
Title:  Director